EXHIBIT 23

      INDEPENDENT AUDITORS' CONSENT
      -----------------------------

      We consent to the incorporation by reference in AnnTaylor Stores Corporation's Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No.
33-52389 on Form S-8,  No.  33-55629  on Form S-8,  No.  333-32977  on
Form S-8,  No.  333-37145  on Form S-8 and No.  333-79921 on Form S-8,
and No. 333-86955 on Form S-3 of our report dated March 6, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of inventory valuation) appearing in the Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended January 29, 2000.



DELOITTE & TOUCHE LLP
NEW YORK, NEW YORK
April 18, 2000